EXHIBIT 11.1
                            THE WARNACO GROUP, INC.
                    Calculation of Income per Common Share
                       (in thousands except share data)

                                                        Third Quarter                        Nine months
                                               ------------------------------      ------------------------------
                                                  1994              1993               1994             1993
                                               -----------       ------------      ------------      ------------

Income from continuing operations applic-
  able to common shareholders(1).............   $    21,711      $     17,206      $     39,758      $     33,477
Cumulative effect of change in the method
  of accounting for postretirement benefits..            --                --                --           (10,500)
                                               ------------      ------------      ------------      ------------
Net income...................................  $     21,711      $     17,206      $     39,758      $     22,977
                                               ============      ============      ============      ============

Weighted average number of shares actually
  outstanding during the year................    38,749,795        36,075,000        37,916,367        36,075,650
Add common equivalent shares(2)..............     3,053,149         3,660,912         3,292,305         3,691,800
                                               ------------      ------------      ------------      ------------
Weighted average number of shares used
  in calculation of primary income per
   share(3)..................................    41,802,944        39,735,912        41,208,672        39,767,450
                                               ============      ============      ============      ============

Income per common share:(3)

Income from continuing operations applic-
  able to common shareholders................  $       0.52      $       0.43      $       0.97      $       0.84
Cumulative effect of change in the method
    of accounting for postretirement
    benefits.................................            --                --                --             (0.26)
                                               ------------      ------------      ------------      ------------
Net income per common share..................  $       0.52      $       0.43      $       0.97      $       0.58
                                               ============      ============      ============      ============
- - - ------------------


(1) Income from continuing operations before loss on California earthquake was $42.8 million or $1.04 per share for the nine months ended
    October 8, 1994.

(2) Represents additional shares under the Employee Stock Plan and Company Option Plan for which portions of the exercise price are below average price during the quarter.

(3) Adjusted to reflect the two-for-one stock split for shareholders of record on September 8, 1994 and effective October 3, 1994.